UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2026

Lyra Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39273	84-1700838
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Arsenal Way
Watertown, Massachusetts		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 393-4600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	LYRA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

Termination of 480 Arsenal Street Lease (Watertown, Massachusetts)

On March 31, 2026, Lyra Therapeutics, Inc. (the “Company”) entered into an Agreement for Termination of Lease and Voluntary Surrender of Premises with ARE-480 Arsenal Street, LLC to terminate the Company’s lease for approximately 22,343 rentable square feet at 480 Arsenal Way, Suites 200 and 200A, Watertown, Massachusetts. The lease, as amended, was originally scheduled to expire on April 30, 2027 and will now terminate no later than May 31, 2026.

As consideration, the Company agreed to forfeit its $302,514.84 letter of credit security deposit and pay a lease modification payment of $1,000,000.00. Additionally, if the Company closes a Sale Transaction (as defined in the termination agreement), the Company shall pay 10% of the Net Cash of such transaction, up to $1,500,000.00. The Company’s rent obligations terminated as of January 31, 2026.

Termination of 880 Winter Street Lease (Waltham, Massachusetts)

On April 7, 2026, the Company entered into a Lease Termination Agreement with BXP Waltham Woods LLC to terminate the Company’s lease for approximately 28,858 rentable square feet at 880 Winter Street, Waltham, Massachusetts. The lease was originally scheduled to expire on June 30, 2033 and will now terminate on May 31, 2026.

As consideration, the Company agreed to forfeit its $1,089,389.00 letter of credit security deposit and pay a termination fee of $1,500,000.00, which together constitute liquidated damages in lieu of all damages suffered by the landlord. The Company’s rent obligations terminated as of March 31, 2026. The termination agreement provides for mutual releases between the parties effective as of the termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lyra Therapeutics, Inc.

Date: April 10, 2026	By:	/s/ Jason Cavalier
Jason Cavalier, Authorized Signatory